EXHIBIT (11)

               TEMPLE-INLAND INC. AND SUBSIDIARIES
         STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

            (in thousands, except for per share data)



                                            13 Weeks Ended
                                         March 29,   March 30,
                                            1997        1996
Primary
Average common shares outstanding          55,426      55,565
Net effect of dilutive stock options
  based on treasury stock method using
  average market price                        178           3

  Weighted average shares outstanding      55,604      55,568


  Net income                             $ 13,249    $ 46,426

  Earnings per share                     $    .24    $    .84

Fully Diluted
Average common shares outstanding          55,426      55,565
Net effect of dilutive stock options
  based on treasury stock method
  using the closing market price, if
  higher than average market price            178          55

  Weighted average shares outstanding      55,604      55,620

  Net income                             $ 13,249    $ 46,426

  Earnings per share                     $    .24    $    .83